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                                                       SEC FILE NUMBER
                                                          001-10533
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                                                        CUSIP NUMBER

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one):  [_] Form 10-K    [_] Form 20-F    [X] Form 11-K    [_] Form 10-Q
              [_] Form 10-D    [_] Form N-SAR
              [_] Form N-CSR
              For Period Ended:  December 31, 2006
                               ---------------------------
              [_] Transition Report on Form 10-K
              [_] Transition Report on Form 20-F
              [_] Transition Report on Form 11-K
              [_] Transition Report on Form 10-Q
              [_] Transition Report on Form N-SAR
              For the Transition Period Ended:
                                              --------------------------------
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
                NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY
       THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Rio Tinto America Inc. Savings Plan
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Full Name of Registrant


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Former Name if Applicable


c/o Rio Tinto plc, 6 St. James's Square
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Address of Principal Executive Office (Street and Number)


London, SW1Y 4LD, England
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       |  (a)  The reason described in reasonable detail in Part III of this
       |       form could not be eliminated without unreasonable effort or
       |       expense
       |  (b)  The subject annual report, semi-annual report, transition report
       |       on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
 [X]   |       portion thereof, will be filed on or before the fifteenth
       |       calendar day following the prescribed due date; or the subject
       |       quarterly report or transition report on Form 10-Q or subject
       |       distribution report on Form 10-D, or portion thereof, will be
       |       filed on or before the fifth calendar day following the
       |       prescribed due date; and
       |  (c)  The accountant's statement or other exhibit required by Rule
       |       12b-25(c) has been attached if applicable.

                    PERSONS WHO ARE TO RESPOND TO THE COLLECTION
 SEC 1344(05-06)    OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                    REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                    A CURRENTLY VALID OMB CONTROL NUMBER.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant could not complete its annual report on Form 11-K for the year ended December 31, 2006 on a timely basis due to matters delaying the completion of the annual audit. These matters will be resolved and the report will be issued in the next 15 days or less.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Kathy K. Pike                         801           252-3049
-----------------------------------------------  -----------  ------------------
                     (Name)                      (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is
     no, identify report(s).            Yes [X]    No [_]


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          Yes [_]    No [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================


                       RIO TINTO AMERICA INC. SAVINGS PLAN
                       -----------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    June 29, 2007                 By  /s/ Kay G. Priestly
    ----------------------              -------------------------------------
                                        Name:  Kay G. Priestly
                                        Title: VP Administration and CFO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



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